ARTICLES OF AMENDMENT
                       TO ARTICLES OF INCORPORATION OF
                            UPTICK CONSULTING, INC.

     Pursuant to the provisions of Georgia Business Corporation Code, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation:

1.    The name of the corporation is Uptick Consulting, Inc.

2. Article One of the Articles of Incorporation is hereby amended as follows:

             "The name of the corporation is Rcontest.com, Inc."

3. The following amendment was adopted by the directors of the corporation on August 9, 1999. Shareholder action was not required pursuant to Section 14-2-1002(6) because the amendment only changes the corporate name of the corporation.

4. The amendment does not provide for the exchange of any issued shares or for a change in the stated capital of the corporation.

     IN WITNESS WHEREOF, the corporation has caused these Articles of Amendment to be executed by a duly authorized officer on this 9th day of August, 1999.

                                    UPTICK CONSULTING, INC.

                                    /s/ Michael D. Dion
                                    By: Michael D. Dion, Secretary